SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ]CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
[x] Definitive Proxy Statement                 RULE 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c)or(s)240.14a-12


FACTSET RESEARCH SYSTEMS INC.
--------------------------------------------------
(Name of Registrant as Specified In its Charter)


--------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[x] No fee required.

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    Rule 0-11(a)(2)and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   (1)  Amount Previously Paid:
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Notes:

FactSet Research Systems Inc.
One Greenwich Plaza
Greenwich, Connecticut 06830
203.863.1500 / 203.863.1501





November 26, 1997


Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of FactSet Research Systems Inc. on January 8, 1998, at 10:00 a.m. The meeting will be held at the Metropolitan Club, One East 60th Street, New York, NY.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, I urge you to mark, sign, date, and promptly return the enclosed proxy in the accompanying postage-paid envelope. Should you decide to attend the annual meeting, you will of course have the opportunity to vote in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.



Sincerely,



Howard E. Wille
Chairman of the Board and
Chief Executive Officer

                          FACTSET RESEARCH SYSTEMS INC.
                               One Greenwich Plaza
                          Greenwich, Connecticut 06830

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 January 8, 1998


To Our Shareholders:

The annual meeting of the shareholders of FactSet Research Systems Inc., a Delaware Corporation ("the Company"), will be held at the Metropolitan Club, One East 60th Street, New York, NY, on January 8, 1998, at 10:00 a.m.
for purposes of acting on the following matters:


1. To elect four directors.

2. To ratify the appointment of Price Waterhouse LLP as the independent accountants of the Company for the current fiscal year.

3. To ratify the adoption of the 1998 Non-Employee Directors Stock Option Plan.

4. To transact such other business as may properly come before the annual meeting.



Only shareholders of record at the close of business on November 14, 1997 are entitled to notice of, and to vote at, this meeting.



Ernest S. Wong
Secretary
Greenwich, Connecticut
November 26, 1997






--------------------------------------------------------------------------------
IMPORTANT
Whether or not you expect to attend in person, we urge you to mark, sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly marking, signing, dating, and returning the Proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your Proxy will not prevent you from voting your shares at the annual meeting if you desire to do so, as your proxy is revocable at your option.
--------------------------------------------------------------------------------

                          FACTSET RESEARCH SYSTEMS INC.
                               One Greenwich Plaza
                          Greenwich, Connecticut 06830

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                           To Be Held January 8, 1998


The Board of Directors of FactSet Research Systems Inc. ("the Company" or "FactSet") furnishes this Proxy Statement, which was first mailed to shareholders on November 26, 1997, in connection with the solicitation of proxies and will be voted at the annual meeting of the shareholders of the Company ("the Meeting"). The Meeting will be held at 10:00 a.m. on January 8, 1998 at the Metropolitan Club, One East 60th Street, New York, New York, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by delivering a signed statement to the Secretary of the Company at or prior to the Meeting or by executing another proxy dated as of a later date. The cost of the solicitation of proxies will be borne by the Company.

The only outstanding voting security of the Company is its common stock, $0.01 par value per share ("the Common Stock"). Shareholders of record at the close of business on November 14, 1997 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On November 14, 1997, there were 9,574,432 outstanding shares of Common Stock.


I. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Four directors are to be elected at the annual meeting. Each director will hold office for a term not exceeding three years or until a successor is elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors of the Company ("the Board") to fill any such vacancy.


NOMINEES

One Year Term Expiring In Concurrence With The Annual Meeting Of Shareholders Of The Company For Fiscal Year 1998
------------------------------------------------
Joseph E. Laird, Jr. has been a Managing Director of Veronis, Suhler & Associates ("Veronis"), a leading specialty investment bank exclusively serving the media and information industries since 1989. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird is a member of the compensation and audit committees and has served on the Board since 1993.

Two Year Term Expiring In Concurrence With The Annual Meeting Of Shareholders Of The Company For Fiscal Year 1999
------------------------------------------------
Walter F. Siebecker joined the National Securities Clearing
Corporation ("NSCC") in 1996 as a managing director in charge of the organization's Annuity Processing Service. Mr. Siebecker has an extensive background in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Smith Barney Inc., where he was responsible for the operations division as executive vice president and chief operations officer.


Three Year Term Expiring In Concurrence With The Annual Meeting Of Shareholders Of The Company For Fiscal Year 2000
------------------------------------------------
David R. Korus is a partner and portfolio manger with Westcliff
Capital Management LLC ("Westcliff"). Prior to joining Westcliff in 1996, Mr. Korus managed technology assets for Kingdon Capital Management, a large diversified hedge fund. Mr. Korus began his career in 1983 with Kidder, Peabody & Co. researching technology stocks. Later he became Chairman of the Research Steering Committee and was responsible for managing the technology research department. During his 11-year tenure with Kidder, Peabody & Co., Mr. Korus followed over 100 companies in the software and hardware industries. Mr. Korus is a member of the compensation and audit committees and has served on the Board since July 1997.

John C. Mickle has been president of Sullivan, Morrissey & Mickle
Capital Management Corporation since 1978. Mr. Mickle is an experienced investment advisor, having held prior positions with Shearson Hayden Stone, Inc., UBS-DB Corporation, and Faulkner, Dawkins & Sullivan, Inc. Mr. Mickle is also a director of Mickelberry Communications Inc.


INFORMATION REGARDING THE BOARD OF DIRECTORS AND RELATED COMMITTEES

In the fourth quarter of fiscal 1997, separate audit and compensation committees were formed. Both committees are served by Joseph E. Laird and David R. Korus, each a non-employee director of the Company, and will meet at least twice during a fiscal year. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing annual financial information provided to shareholders, monitoring the Company's system of internal control, and by overseeing the external audit process performed by the Company's independent public accountants. The Compensation Committee's primary function is to assist the Board in fulfilling its oversight responsibilities to ensure officers and other key executives are compensated in accordance with the Company's total compensation and organizational objectives.

The entire Board of Directors met four times and the Audit and Compensation committees met once with respect to matters pertaining to fiscal 1997. All directors attended 100% of the aggregate number of Board and committee meetings.

Howard E. Wille and Charles J. Snyder, officers of the Company, receive no compensation for serving on the Board. Non-employee directors receive an annual retainer of $15,000 plus $1,000 for attending each meeting of a committee of the Board (or $500 for participating by telephone). In addition, committee chairmen receive an annual fee of $2,500.

Mr. Laird did not receive any cash compensation for his services as a director of the Company. However, Mr. Laird's firm, Veronis, received services from the Company for which it has not been separately charged. In fiscal 1997, the value of these services was $120,000. In return for the excess of the value of such services provided over non-employee director compensation, the Company is entitled to receive certain consulting and investment banking services from Veronis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that during fiscal 1997, its executive officers and directors complied with Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations adopted thereunder.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of November 14, 1997, certain information regarding the beneficial ownership of the Company's Common Stock by (I) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (II) each director and the named executive officers of the Company, and (III) all directors and executive officers of the Company as a group.

                                      Beneficial Ownership
                                        of Common Stock at         Percentage of
Name                                     November 14, 1997          Common Stock
--------------------------------------------------------------------------------
Howard E. Wille (1)(2)                           2,066,425                 21.6%
Charles J. Snyder (1)                            1,873,925                 19.6
Waddell & Reed Inc. (3)                            575,000                  6.0
Ernest S. Wong (1)                                   5,537          see note (4)
Joseph E. Laird, Jr. (1)                                 -                    -
David Korus (1)                                          -                    -
FactSet Research Systems Inc.
Employee Stock Ownership Plan (1)                  806,966                  8.4
All directors and executive officers
of the Company as a Group (5 persons)            3,945,887                 41.2
--------------------------------------------------------------------------------
(1)  The address for each of these beneficial owners is FactSet Research
     Systems Inc., One Greenwich Plaza, Greenwich, CT 06830.
(2)  Adelaide P. McManus, Mr. Wille's spouse and the Company's Chief
     Administrative Officer, owns 1,000 shares of Common Stock and holds options to purchase 60,000 shares of Common Stock. Mr. Wille disclaims beneficial ownership of such shares.
(3)  Based on Form N30-D filings dated May 30, 1997 by Waddell & Reed Funds Inc.
     and United New Concepts Fund Inc. with the Securities and Exchange
     Commission. Form N30-D for United New Concepts Fund Inc. indicates that beneficial ownership of all shares by Waddell & Reed Inc. arises though management and underwriting services provided. The address of
     Waddell & Reed Inc. is 6300 Lamar Avenue, Shawnee Mission, Kansas 66201.
(4)  Percentage of Common Stock is less than 0.1%


INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Cash Compensation

The following table summarizes the compensation earned by the Company's executive officers for the latest three fiscal years ended August 31, 1997.

Summary Compensation Table
                                                               Securities
                                      Annual Compensation      Underlying
                                   ..........................  Company
                                                        Other  Options/
Name and                 Fiscal                        Annual  SAR     All Other
Principal Position         Year    Salary     Bonus  Comp.(1)  Grants    Comp(2)
----------------------------------------------------------------------------------------
Howard E. Wille,           1997  $300,000  $300,000 $   -         -     $ 54,048
Chairman and               1996   650,000     -      160,000      -      115,404
Chief Executive Officer    1995   607,500     -      207,963      -      315,200

Charles J. Snyder,         1997   300,000   300,000     -         -       24,326
President and              1996   540,000     -       50,000      -       27,404
Chief Technology Officer   1995   545,000     -        5,816      -       54,700

Ernest S. Wong,            1997   187,500    50,000     -         -          -
Senior Vice President,     1996    40,500    25,000     -      40,000        -
Chief Financial Officer (3)
Secretary

John S. Gross,             1996    77,885    25,000     -        -           -
former Chief Financial
Officer (4)                1995   141,000    25,000     -        -        11,925
--------------------------------------------------------------------------------
(1)   Represents income tax payments made by the Company.
(2)   Represents annual employer contributions to named executive officers'
      Employee Stock Ownership Plan accounts and annual premiums paid by the
      Company on life insurance policies for Mr. Wille and Mr. Snyder.
(3)   Mr. Wong joined the Company as Senior Vice President, Chief Financial
      Officer and Secretary on June 3, 1996. Mr. Wong received a one-time signing bonus of $25,000 and received options to purchase 40,000 shares of Common Stock under the Company's 1996 Stock Option Plan.
(4)   Effective January 3, 1995, Mr. Gross was granted options representing
      30,000 shares of Common Stock under the Company's 1994 Stock Option Plan.
      In February 1996, Mr. Gross resigned from the Company, at which time he exercised the vested portion of his options (representing 6,000 shares of Common Stock) and forfeited the unvested portion (representing
      24,000 shares of common stock).


COMPENSATION PURSUANT TO STOCK OPTIONS

Option Grants in the Last Fiscal Year

No stock options were granted to the named executive officers of the Company in fiscal 1997.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values

The following table provides information on option exercises in fiscal 1997 by the named executive officers and the value of such officers' unexercised options at August 31, 1997.

               Shares Value       Number of Securities    $ Value of Unexercised
             Acquired Real-     Underlying Unexercised      In-the-Money Options
          On Exercise  ized Options at Fiscal Year End        At Fiscal Year-End
                            --------------------------        ------------------
Name              (#)   ($) Exercisable  Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------
Howard E. Wille     -    -            -              -           -             -
Charles J. Snyder   -    -            -              -           -             -
Ernest S. Wong (1)  -    -        8,000         32,000     $83,504      $334,016
--------------------------------------------------------------------------------
(1) On September 24, 1997 Mr. Wong exercised 5,537 options. The aggregate option exercise price was paid for through an exchange of 3,000 shares of
FactSet Research Systems Inc. Common Stock directly owned by Mr. Wong.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee ("the Committee") is responsible for administering the Company's executive compensation policies and practices and was formed in the last quarter of fiscal 1997. For fiscal 1997, the Committee reviewed the incentive compensation for the Chairman and Chief Executive Officer and the President and Chief Technology Officer ("the top two officers"). In future fiscal years, the Committee will approve all elements of compensation for elected corporate officers and certain other senior management positions.

In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee is comprised of outside directors and reports regularly to the Board. Such outside directors are not eligible to participate in any of the plans or programs it administers.

Overall, the Company aims to deliver above-average compensation contingent on achievement of superior levels of Company and individual performance. Compensation is delivered through three major components, as described below:

Base Salary

Base salaries have been established according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees.

In fiscal 1997, the base salary for the two top officers was not increased. The base salary for Mr. Wong was increased to $200,000.

Annual Bonus

Annual bonuses have been determined on a discretionary basis considering a number of factors including the Company's profitability, revenue growth, achievement of strategic and department goals, and individual performance. As discussed below, the Committee determined the bonuses for the top two officers in fiscal 1997 based on the Company's operational and financial performance and competitive compensation levels determined by an independent compensation consulting firm. Mr. Wong received a $50,000 bonus in accordance with the terms of his employment agreement with the Company. See the section entitled "Employment Agreements" below.

Stock Options

Stock options are intended to align incentives with long-term stock performance and act as a motivational and retention tool. The Company's first grant of stock options was to selected employees in fiscal 1995 and to Mr. Wong upon commencement of his employment in fiscal 1996. Stock option grants were made in fiscal 1997 to selected key employees based on individual contribution and potential. Stock option grants have not been made to the top two officers because of their significant ownership stake in the Company.

The base salary and benefits of the top two officers are based on employment agreements with the Company. The terms of such agreements are described in the section entitled "Employment Agreements" below. The Committee made a cash bonus award of $300,000 to each of the top two officers for fiscal 1997. Such award was based on 1) recognition of the Company's highest reported earnings per share ($0.82), continued momentum in revenue growth (to record revenue of $58.4 million), and increased market capitalization (from $190 million to $260 million) and 2) a study by independent compensation consultants retained by the Compensation Committee. Such study indicated that the awarded bonus level would cause the total compensation for the top two officers to be between the 50th and 75th percentile when compared to peer companies.

The Committee believes that the fiscal 1997 compensation of the two top officers was aligned with the Company's performance and returns to shareholders and provided a balanced mix between base pay and incentive compensation.

Compensation for the named executive officers and other key management positions is designed to:

1. Attract, retain and motivate key personnel.
2. Be competitive with compensation offered for similar positions by companies in the technology and financial services industries.
3. Tie a meaningful portion of compensation to the Company's operating and financial performance through annual bonuses.
4. Link the financial interests of key employees and the Company's shareholders via stock-based incentives.


Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code") imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. As such, compensation paid in fiscal 1997 by the Company is fully tax deductible. The tax deductibility of compensation for the named executive officers will be preserved so long as such actions are consistent with the Committee's compensation policies and objectives and in the best interests of the Company and its shareholders.

Compensation Committee

Joseph E. Laird, Jr.                David R. Korus

EMPLOYMENT AGREEMENTS

The Company entered into employment contracts with Howard E. Wille, the Company's Chairman and Chief Executive Officer, and Charles J. Snyder, the Company's President and Chief Technology Officer. Under the agreements, Mr. Wille and Mr. Snyder are employed in their current positions for three-year terms ending in 1999 that renew annually and are terminable by the Company or the executive on one year's notice. The agreements provide for annual base salaries of $300,000 for Mr. Wille and $300,000 for Mr. Snyder and entitle each to participate in any bonus or employee benefit plans and arrangements in effect from time to time. In the event the employment of Mr. Wille or Mr. Snyder is terminated by the Company for reasons other than their disability or cause, as defined in the agreements, Mr. Wille or Mr. Snyder, as the case may be, will be entitled to receive 1.) a lump sum payment of three times the sum of his base salary and the highest annual bonus paid to him over the prior three calendar years, 2.) three years of continuing participation in the Company's benefit plans (or, if not possible for any reason, comparable arrangements providing substantially similar benefits) and 3.) in the event such termination of employment is in connection with a change of control (within the meaning of Section 280G of the Code) of the Company, reimbursement for any excise taxes incurred as a result of the termination payments described herein. Also under the agreements, Mr. Wille and Mr. Snyder agreed not to engage in certain activities in competition with the Company, including directly or indirectly owning, managing, operating, joining, controlling, employment by or participation in or consulting for any business which is similar to or competes with the Company or its subsidiaries, during the term of their respective employment with the Company and for two years thereafter.

The Company has an agreement dated May 8, 1996 with Ernest S. Wong, the Company's Senior Vice President, Chief Financial Officer, and Secretary, relating to the terms of his employment. Under the agreement, Mr. Wong's base salary commenced at $175,000 per year and he was to be granted a minimum bonus of $50,000. Beginning in fiscal 1998, Mr. Wong's compensation will be at the discretion of the Compensation Committee. In addition, in the event Mr. Wong is terminated by the Company at any time for reasons other than good cause, as set forth in the agreement, the Company will continue to pay his base salary and standard employment benefits for 12 months following the date of such termination. In the event Mr. Wong is terminated for any reason within one year following a change in control of the Company, as defined in the agreement, Mr. Wong will be entitled to continue receiving his base salary and standard employment benefits for two years from the date of such termination.


PERFORMANCE GRAPH

Comparison of cumulative total return among FactSet Research Systems Inc., the S&P 500 Index, and the NASDAQ Computer Index.


[Performance Graph Omitted]
                     FactSet              S&P 500       NASDAQ Computer Index
-----------------------------------------------------------------------------
June 28, 1996            100                  100                         100
August 31, 1996          119                   98                          96
August 31, 1997          161                  137                         159
-----------------------------------------------------------------------------

FactSet began trading on the New York Stock Exchange on June 28, 1996. The initial public offering price was $17.00 per common share. At August 31, 1997, the price per common share was $27.4375. At fiscal year-end 1996, the price per common share was $20.25. The stock performance graph assumes an investment of $100 on June 28, 1996 in FactSet stock and an investment of $100 at that time in both the S&P 500 Index (assuming dividends are reinvested) and the NASDAQ Computer Index.

CERTAIN TRANSACTIONS

Mr. Wille and Mr. Snyder each repaid, in full, all amounts owed to the Company. Such amounts related to expenses associated with the Company's initial public offering of Common Stock in June 1996 ($299,059) for both Mr. Wille and Mr. Snyder and non-interest bearing advances ($388,500) pertaining to Mr. Wille.

The largest amount of indebtedness due to the Company from Mr. Wille and Mr. Snyder during fiscal 1997 was $687,559 and $299,059, respectively.


II. RATIFICATION OF SELECTION OF AUDITORS

The Board will request that the shareholders ratify its selection of Price Waterhouse LLP, as independent accountants for the Company for the current fiscal year. If the shareholders do not ratify the selection of Price Waterhouse LLP, another firm of independent accountants will be selected by the Board.

Representatives of Price Waterhouse LLP will be present at the Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.


III. ADOPTION OF NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

The Board has adopted the 1998 Non-Employee Directors Stock Option Plan ("the Plan"). The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentives from the increased Common Stock ownership by non-employee members of the Board. The Board will request ratification of the Plan at the Company's Meeting. Should the stockholders of the Company ratify this Plan, the annual retainer for non-employee directors will be reduced from $15,000 to $10,000.

Under the Plan, non-qualified stock options to purchase up to 200,000 shares of Common Stock would be made available. Options granted under the Plan expire not more than ten years from the date of grant and vest at a rate of 20% per year beginning one year after the grant date. The option exercise price equals the fair market value of the Company's stock on the date the option is granted. Options are non-transferable or assignable other than by will or law of descent and distribution and may be exercised, during the grantee's lifetime, only by the grantee.

Under the terms of the Plan, upon shareholder ratification, each non-employee director will receive 10,000 options. New non-employee directors will receive 10,000 options on the date such person became a director. Each non-employee director will automatically receive an option for 2,000 shares of Common Stock as of the first business day following the Company's annual meetings for each fiscal year subsequent to fiscal 1997. Each annual option grant is contingent on continual service on the Board for a minimum six-month period immediately preceding each annual meeting and at the date of the grant. Non-employee directors will automatically forfeit options granted if such persons cease to be directors for reasons other than retirement, incapacity, or death, as defined. Each non-employee director will agree to pay the Company or make arrangements to satisfy tax obligations, including withholding taxes, arising from the exercise of an option. Unless sooner terminated by the Board, the Plan will cease on February 1, 2007.

The foregoing is a summary of the terms and features of the Plan and is qualified by reference to the Plan itself. The Plan is printed in its entirety as Appendix A hereto.


IV. SOLICITATION OF PROXIES

The Board solicits the proxy accompanying this Proxy Statement. Officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services, may solicit proxies. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. The Company will pay all of the costs of solicitation of proxies.

V. VOTE TABULATION


Vote Required

Under the Delaware General Corporation Law, the election of the Company's directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of accountants requires that the votes in favor exceed the votes against. The Bank of New York will tabulate votes cast by proxy or in person at the Meeting.


Effect of an Abstention and Broker Non-Votes

A shareholder that abstains from voting on any or all proposals will be included in the number of shareholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.


VI. PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the fiscal 1998 Annual Meeting of Shareholders must be received by the Company's Secretary no later than August 1, 1998, to be included in the Company's Proxy Statement and form of proxy related to that meeting.


VII. OTHER MATTERS

The Board does not intend to bring any other business before the Meeting, and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

/s/Ernest S. Wong
 .................
Ernest S. Wong
Secretary
Greenwich, Connecticut
November 26, 1997

A copy of the Company's Form 10-K report for fiscal 1997, filed with the Securities and Exchange Commission, may be obtained by contacting:

Investor Relations
FactSet Research Systems Inc.
One Greenwich Plaza
Greenwich, Connecticut 06830
203.863.1500
investors@factset.com





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Exhibit A
FACTSET RESEARCH SYSTEMS INC.1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


1. Adoption and Purpose. FactSet Research Systems Inc., a Delaware corporation (the "Company"), hereby adopts the FactSet Research Systems Inc. Non-Employee Directors' Stock Option Plan (the "Plan") to secure for the Company and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries (each a "Non-Employee Director").

2. Administration. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan (the "Options") and the power to determine the restrictions, if any, on the ability of participants to exercise and to dispose of any stock issued in connection with the exercise of any Options granted pursuant to the Plan. The Board shall, subject to the provisions of the Plan, have the power to interpret the Plan and to prescribe, amend and rescind rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may authorize any one or more of their number (each, a "Director") or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. The Board hereby authorizes the Secretary to execute and deliver all documents to be delivered by the Board pursuant to the Plan. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

3. Shares Subject to Plan. The stock which may be issued and sold under the Plan will be the common stock, par value $0.01 per share, of the Company ("Common Stock"). The total amount of stock for which Options may be granted under the Plan shall not exceed 200,000 shares of Common Stock, subject to adjustment as provided in Section 6 below. The shares of Common Stock to be issued may be either authorized and unissued shares or shares held by the Company in its treasury. Shares that by reason of the expiration of an Option or otherwise are no longer subject to purchase pursuant to an Option granted under the Plan may be reoffered under the Plan.

4. Participants. Each Non-Employee Director shall be eligible to receive an Option in accordance with Section 5 below.

5. Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan, and shall comply with the following terms and conditions:

 (a) The Option exercise price shall be the "Fair Market Value" of the Common Stock on the date the Option is granted. For purposes of the Plan, Fair Market Value shall mean (1) if the Common Stock is listed on a national securities exchange, the closing price of a share of Common Stock on the date of grant (or, if not granted on a trading day, on the last preceding trading day) or, (2)if shares of Common Stock are not then listed on a national securities exchange, the mean of the bid and asked prices for a share of Common Stock in the over-the-counter market as reported in the National Association of Securities Dealers Automatic Quotation System ("NASDAQ")on that date, or, if there is no such quotation on that date, such prices on the last preceding business day on which there was a quotation; provided, however, that if the Common Stock is not so listed or traded, then the Fair Market Value shall be determined in good faith by the Board.



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 (b) Each Non-Employee Director serving on the date of the annual meeting of stockholders of the Company for fiscal year 1997 or who is elected as a Non-Employee Director at such meeting shall automatically receive an Option for 10,000 shares of Common Stock as of the first business day following such annual meeting. Thereafter, each other Non-Employee Director subsequently elected or appointed for the first time shall automatically receive an Option for 10,000 shares of Common Stock as of the first business day after the annual meeting of stockholders of the Company following his or her election or appointment as a Non-Employee Director.

 (c) Commencing with the annual meeting pertaining to the 1998 fiscal year of the Company, each Non-Employee Director shall automatically receive an Option for 2,000 shares of Common Stock as of the first business day following the annual meeting of shareholders of the Company provided that such Non-Employee Director has been a Non-Employee Director for the six-month period preceding the date of such annual meeting of shareholders of the Company.

 (d) No Option or any part of an Option shall be exercisable:

   (i)  after the expiration of ten years from the date the Option was granted,

   (ii) unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise or by a date specified by the optionee (not more than 10 business days from the date of exercise); such payment shall be made:

        (A) in cash or by check,

        (B) by tendering to the Company Common Stock owned by the person exercising the Option and having a Fair Market Value (determined as of the date the Common Stock certificate(s) and the exercise order are received by the Plan administrator) equal to the cash exercise price applicable to such Option, it being understood that the Board shall determine acceptable methods for tendering Common Stock and may impose such conditions on the use of Common Stock to exercise Options as it deems appropriate, or

        (C) by a combination of cash or check and Common Stock as aforesaid; and

   (iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Director of the Company, except that if such person shall cease to be such a Director by reason of Retirement (as defined below), Incapacity (as defined below) or death while holding an Option that has not expired and has not been fully exercised, such person, or in the case of death, the executors, administrators, or distributees, as the case may be, may within 90 days (one year in the event of death) after the date such person ceased to be such a Director (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above) exercise the Option (to the extent exercisable by the Director on the date he ceased to be a Director) with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be such a Director.

         If any person who has ceased to be a Director for any reason other than death, shall die holding an Option that has not expired and has not been fully exercised, such person's executors, administrators, or distributees, as the case may be, may exercise the Option within one year of the person's death (to the extent exercisable by the decedent on his date of death) provided that in no event may the Option be exercised after it has expired pursuant to subparagraph 5(d)(i).

         In the event any Option is exercised by the executors, administrators, legatees, or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.



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       (e)  One-fifth (20%) of the total number of shares of Common Stock covered by an Option shall become exercisable beginning with the first anniversary date of the grant of the Option; thereafter an additional one-fifth (20%) of the total number of shares of Common Stock covered by the Option shall become exercisable on each subsequent anniversary date of the grant of the Option until on the fifth anniversary date of the grant of the Option the total number of shares of Common Stock covered by the Option shall become exercisable. In the event the Non-Employee Director ceases to be a Director by reason of Retirement, Incapacity or death, the total number of shares of Common Stock covered by the Option shall thereupon become fully vested and immediately exercisable.

       (f) Options granted to a Non-Employee Director shall be forfeited if such Non-Employee Director shall cease to be a Director for reasons other than Retirement, Incapacity or death unless the Board, in its discretion, elects that such outstanding Options shall thereupon become fully vested and immediately exercisable.

       (g) As used in this Section 5, the term "Retirement" means the termination of a Director's service on the Board on or after age 65 but shall not include any termination of service resulting from an act of (i) fraud or intentional misrepresentation or
            (ii)embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, by such Director. The determination of whether termination results from any such act shall be made by the Board, whose determination shall be conclusive.

       (h) As used in this Section 5, the term "Incapacity" means any material physical, mental or other disability rendering the Director incapable of substantially performing his or her services hereunder that is not cured within 180 days of the first occurrence of such incapacity. In the event of any dispute between the Company and the Director as to whether he or she is incapacitated as defined herein, the determination of whether the Director is so incapacitated shall be made by an independent physician selected by the Board and the decision of such physician shall be binding upon the Company and the Director.

       (i) Notwithstanding any other provisions of the Plan or any option agreement, upon the occurrence of a "Change of Control" (as defined in the FactSet Research Systems Inc. 1996 Stock Option Plan),
            (i)all Options granted under the Plan which have not been exercised and which have not expired by their terms shall immediately be fully exercisable for the remainder of their respective terms and
            (ii)the Board may, in its sole discretion, determine that such options be immediately terminated in which case the optionee will be paid an amount in cash in respect of each Option equal to the difference between the Fair Market Value (as determined pursuant to Section 5(a)hereof but substituting the date of the Change of Control for the grant date) of a share of Common Stock and the exercise price of such Option.

6.  Adjustment in the Event of Certain Changes in Stock.

 (a) If there is any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for options, the number of such shares covered by outstanding options, and the price per share of such options shall be proportionately adjusted by the Board to reflect such change or distribution; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

 (b) In the event of a change in the Common Stock of the Company as presently constituted, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

 (c) In the event of a reorganization, recapitalization, merger, consolidation, acquisition of property or stock, extraordinary dividend or distribution (other than as covered by Section 6(a) hereof), separation or liquidation of the Company, or any other event similarly affecting the Company, the Board shall have the right, but not the obligation, notwithstanding anything to the contrary in this Plan, to provide that outstanding options granted under this Plan shall
(i) be canceled in respect of a cash payment or the payment of securities or property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the stockholders of the Company in such event in the respect of each share of Common Stock, with appropriate deductions of exercise prices, or (ii) be adjusted to represent options to receive cash, securities, property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the stockholders of the Company in such event in respect of each share of Common Stock, at such exercise prices as the Board in its discretion may determine is appropriate.

 (d) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

7. Nonexclusive Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

8. Section 16 Persons. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

9. Nonassignability. Options may not be transferred other than by will or by the laws of descent and distribution; provided, however, that an option may be transferred by gift to any member of the Non-Employee Director's immediate family or to a trust for the benefit of one or more of such immediate family members, if approved by the Board. During a Non-Employee Director's lifetime, options granted to a Non-Employee Director may be exercised only by such Non-Employee Director or by his or her guardian or legal representative unless the Option has been transferred in accordance with the preceding sentence, in which case it shall be exercisable only by such transferee. For purposes of this
Section 9, "immediate family" shall mean the optionee's spouse, children and grandchildren.

10. Amendment or Discontinuance. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would increase (except as provided in Section 6 hereof) the maximum number of shares of Common Stock for which Options may be granted under the Plan. No termination, modification or amendment of the Plan may, without the consent of the Director to whom any Option shall theretofore have been granted, adversely affect the rights of such Director (or his or her transferee) under such Option.

11. Limitation of Rights. Neither the adoption of the Plan nor any action of the Board shall be deemed to give any Non-Employee Director any right to be granted an option to purchase Common Stock or any other rights except as may be evidenced by a stock option agreement, or any amendment thereto, duly authorized by the Board and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

12. Term. Unless sooner terminated by action of the Board, this Plan will terminate on November 1, 2007. The Board may not grant Options under the Plan after that date, but Options granted before that date will continue to be effective in accordance with their terms.

13. Effectiveness; Approval of Stockholders. The Plan shall take effect on the date on which the Plan is adopted by the Board, but its effectiveness and the exercise of any options shall be subject to the approval of the holders of a majority of the voting shares of the Company, which approval must occur within twelve months after the date on which the Plan is adopted by the Board.


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14. Withholding Taxes. If the Board shall so require, as a condition of exercise, each Non-Employee Director shall agree that:

 (a) no later than the date of exercise of any Option, such Non-Employee Director will pay to the Company or make arrangements satisfactory to the Board regarding payment of any Federal, state or local taxes of any kind required by law to be withheld upon the exercise of such option (any such tax, a "Withholding Tax"); and

 (b) the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to such Non-Employee Director, any such Withholding Tax.

15. No Illegal Transactions. The Plan and all Options granted pursuant to it are subject to all laws and regulations of any governmental authority which may be applicable thereto; and notwithstanding any provision of the Plan or any Option, Optionees shall not be entitled to exercise Options or receive the benefits thereof and the Company shall not be obligated to deliver any Common Stock or pay any benefits to an Optionee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Optionee or the Company of any provision of any such law or regulation.

16. Severability. If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17. Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18. Number and Gender. When appropriate the singular as used in this Plan shall include the plural and vice versa, and the masculine shall include the feminine.

19. Controlling Law. The laws of the State of Connecticut, except its laws with respect to choice of laws, shall be controlling in all matters relating to the Plan.